Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Tax-Free Fund For Utah (the 'Fund') was held on October 2, 2012. The holders of shares representing 92% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1. To elect Trustees.

Dollar Amount of  Votes:

	Trustee			For			Withheld

	Tucker Hart Adams	$398,645,419		$2,301,762
	Ernest Calderon		$399,985,137		$   962,044
	Thomas A. Christopher	$399,916,409		$1,030,772
	Gary C. Cornia		$400,305,916		$   641,265
	Grady Gammage, Jr.	$399,912,780		$1,034,401
      Diana P. Herrmann	$398,910,315		$2,036,866
	Lyle W. Hillyard	$399,549,905		$1,397,275
	John C. Lucking		$399,870,282		$1,076,899
	Anne J. Mills		$397,998,679		$2,948,502


2. To ratify the selection of Tait, Weller & Baker LLP as the Fund's independent registered public accounting firm.

Dollar Amount of  Votes:

	For		Against		Abstain
	$398,571,344	$897,669	$1,478,168